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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Affiliated Computer Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AFFILIATED COMPUTER SERVICES, INC.
2828 North Haskell Avenue
Dallas, Texas 75204
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on October 27, 2005
To the Stockholders of
AFFILIATED COMPUTER SERVICES, INC.:
      The Annual Meeting of Stockholders of Affiliated Computer Services, Inc. will be held at Cityplace Conference Center, 2711 North Haskell Avenue, Dallas, Texas 75204 on October 27, 2005 at 11:00 a.m., Dallas, Texas time for the following purposes:

1. To elect directors to hold office for a one-year term and until their respective successors shall have been duly elected and qualified;

2. To consider and vote on the performance-based incentive compensation for our executive officers;

3. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2006;

4. To consider and vote on a stockholder proposal; and

5. To transact such other business as may properly come before the meeting or any adjournment thereof.
      The Board of Directors has fixed the close of business on September 9, 2005 as the record date for the determination of our stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting. A holder of shares of our Class A common stock is entitled to one vote, in person or by proxy, for each share of Class A common stock on all matters properly brought before the Annual Meeting, and a holder of shares of our Class B common stock will be entitled to ten votes, in person or by proxy, for each share of Class B common stock on all matters properly brought before the Annual Meeting.
      ALL HOLDERS OF OUR CLASS A COMMON STOCK AND CLASS B COMMON STOCK (WHETHER THEY EXPECT TO ATTEND THE ANNUAL MEETING OR NOT) ARE REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD ENCLOSED WITH THIS NOTICE.

By Order of the Board of Directors

William L. Deckelman, Jr.
Corporate Secretary
September 30, 2005

PROXY STATEMENT for ANNUAL MEETING OF STOCKHOLDERS To Be Held on October 27, 2005
GENERAL INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2
PROPOSAL 3
PROPOSAL 4
BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS
DIRECTOR AND EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION/SAR GRANTS DURING FISCAL YEAR 2005
AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 2005 AND JUNE 30, 2005 OPTION/SAR VALUES
EQUITY COMPENSATION PLAN INFORMATION
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
COMPARISON OF TOTAL CUMULATIVE RETURN FROM JUNE 30, 2000 THROUGH JUNE 30, 2005 OF AFFILIATED COMPUTER SERVICES, INC. CLASS A COMMON STOCK, STANDARD & POOR’S 500 SOFTWARE & SERVICES INDEX AND THE STANDARD & POOR’S 500 STOCK INDEX
CERTAIN TRANSACTIONS
STOCKHOLDERS PROPOSALS FOR 2006 ANNUAL MEETING
APPENDIX A

AFFILIATED COMPUTER SERVICES, INC.
2828 North Haskell Avenue
Dallas, Texas 75204
PROXY STATEMENT
for
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on October 27, 2005
GENERAL INFORMATION
       This proxy statement is being furnished to you as a stockholder of record, as of September 9, 2005, of Affiliated Computer Services, Inc., a Delaware corporation, in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Stockholders to be held at Cityplace Conference Center, 2711 North Haskell Avenue, Dallas, Texas 75204, on October 27, 2005, at 11:00 a.m., Dallas, Texas time, or at any adjournments thereof, for the purposes stated in the Notice of Annual Meeting. The approximate date of mailing this proxy statement and enclosed form of proxy to stockholders is on or about September 30, 2005.
Record Date and Voting
      Our Board of Directors has fixed the close of business on September 9, 2005 as the record date for the Annual Meeting. Only holders of record of the outstanding shares of Class A common stock and Class B common stock at the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. As of the close of business on the record date, we had outstanding 119,049,235 shares of Class A common stock, $0.01 par value per share, and 6,599,372 shares of Class B common stock, $0.01 par value per share. A holder of shares of Class A common stock is entitled to one vote, in person or by proxy, for each share of Class A common stock standing in his or her name on our books on the record date on any matters properly presented to a vote of the stockholders at the Annual Meeting. A holder of shares of Class B common stock is entitled to ten votes, in person or by proxy, for each share of Class B common stock standing in his name on our books on the record date on any matter properly presented to a vote of the stockholders at the Annual Meeting. The Class A common stock and the Class B common stock are the only classes of stock entitled to vote at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Class A common stock and Class B common stock entitled to vote at the Annual Meeting or any adjournment thereof is necessary to constitute a quorum to transact business. Abstentions and broker nonvotes (shares held by brokers or nominees as to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners of such shares or persons entitled to vote on the matter) will be counted for the purpose of determining whether a quorum is present. Abstentions are counted in tabulations of votes cast on proposals submitted to stockholders to determine the total number of votes cast. Abstentions are not counted as votes for or against any such proposal. Broker nonvotes are not counted as votes cast for purposes of determining whether a proposal has been approved and will have no effect on the vote for any matter properly introduced at the Annual Meeting. Under Delaware law, the stockholders do not have appraisal rights with respect to matters to be voted upon at the Annual Meeting.
Vote Required
      The affirmative vote of the holders of shares of Class A common stock and Class B common stock, voting together as a class, having a plurality of the voting power, in person or by proxy, is required to approve Proposal 1, the proposal to elect directors. Stockholders may not cumulate their votes in the election of directors. The affirmative vote of the holders of shares of Class A common stock and Class B common stock, voting together as a class, having a majority of the voting power eligible to vote and voting, either in person or by proxy, at the Annual Meeting, is required to approve Proposal 2, the proposal to approve the performance-based incentive compensation for our executive officers; Proposal 3, the proposal to ratify the appointment of

PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2006; and Proposal 4, the stockholder proposal.
Proxy Solicitation, Revocation and Expenses
      All proxies that are properly completed, signed and returned prior to the Annual Meeting will be voted as indicated on the proxy. If the enclosed proxy is signed and returned, you may, nevertheless, revoke it at any time prior to the voting thereof at your pleasure, either by (i) your filing a written notice of revocation received by the person or persons named therein, (ii) your attendance at the Annual Meeting and voting the shares covered thereby in person, or (iii) your delivery of another duly executed proxy dated subsequent to the date thereof to the addressee named in the enclosed proxy.
      Shares represented by duly executed proxies in the accompanying form will be voted in accordance with the instructions indicated on such proxies, and, if no such instructions are indicated thereon, will be voted “FOR” the nominees for election of directors named below, to approve the performance-based compensation for our executive officers, to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2006 and to approve the stockholder proposal. Abstentions, broker non-votes and proxies directing that the shares are not to be voted will not be counted as a vote in any matter called for vote.
      The cost of preparing, assembling, printing and mailing this proxy statement and the enclosed proxy form and the cost of soliciting proxies related to the Annual Meeting will be borne by us. We will request banks and brokers to solicit their customers who are beneficial owners of shares of common stock listed of record in names of nominees, and will reimburse such banks and brokers for the reasonable out-of-pocket expenses for such solicitation.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth, as of the record date, certain information with respect to the shares of Class A common stock and the Class B common stock beneficially owned by (i) stockholders known to us to own more than 5% of the outstanding shares of such classes, (ii) each of our directors and Named Executive Officers, and (iii) all of our executive officers and directors as a group.

	Amount and	Percent of	Amount and	Percent of
	Nature of	Total Shares	Nature of	Total Shares	Percent of Total
	Beneficial	of Class A	Beneficial	of Class B	Shares of Class A
	Ownership of	Common	Ownership of	Common	and Class B	Percent of
	Class A	Stock	Class B	Stock	Common Stock	Total Voting
	Common	Owned	Common	Owned	Owned	Power Owned
Name	Stock	Beneficially	Stock	Beneficially	Beneficially	Beneficially(1)

BENEFICIAL OWNERS OF MORE THAN 5% OF OUR COMMON STOCK
FMR Corp.(2)
82 Devonshire Street Boston, MA 02109	9,912,993	8.33%	—	—	7.89%	5.36%
Capital Guardian Trust Company(3)
11100 Santa Monica Blvd. Los Angeles, CA 90025	11,017,277	9.25%	—	—	8.77%	5.95%
JPMorgan Chase & Co.(4)
270 Park Ave. New York, NY 10017	7,137,846	6.00%	—	—	5.68%	3.86%
SECURITY OWNERSHIP OF MANAGEMENT
Darwin Deason(5)	2,349,030	1.97%	6,599,372	100%	7.10%	36.86%
Jeffrey A. Rich(6)	699,487	*	—	—	*	*
Mark A. King(7)	698,239	*	—	—	*	*
Lynn Blodgett(8)	278,100	*	—	—	*	*
Warren D. Edwards(9)	185,258	*	—	—	*	*
Frank A. Rossi(10)	59,000	*	—	—	*	*
Joseph P. O’Neill(11)	84,620	*	—	—	*	*
J. Livingston Kosberg(12)	5,000	*	—	—	*	*
Dennis McCuistion(13)	595	*	—	—	*	*
All Executive Officers and Directors as a Group (fourteen persons)(14)	5,086,150	4.17%	6,599,372	100%	9.10%	37.84%

*	Less than 1%

(1)	In calculating the percent of total voting power, the voting power of shares of Class A common stock (one vote per share) and Class B common stock (ten votes per share) are aggregated. As of the record date, there were 119,049,235 shares of Class A common stock and 6,599,372 shares of Class B common stock issued and outstanding.

(2)	Based on a filing by the stockholder with the Securities and Exchange Commission dated August 15, 2005. Such stockholder has indicated that it has sole voting power with respect to 1,248,288 shares and no voting power with respect to the remaining shares and shared investment power with respect to all shares.

(3)	Based on a filing by the stockholder with the Securities and Exchange Commission dated August 15, 2005. Such stockholder has indicated that it has sole voting power with respect to 8,146,977 shares and no voting power with respect to the remaining shares and shared investment power with respect to all shares.

(4)	Based on a filing by the stockholder with the Securities and Exchange Commission dated August 11, 2005. Such stockholder has indicated that it has sole voting power with respect to 5,339,297 shares, shared voting power with respect to 539,523 shares and no voting power with respect to the remaining shares and shared investment power with respect to all shares.

(5)	6,438,780 of the shares of our Class B common stock and 360,000 of the shares of our Class A common stock reflected in this table are owned by The Deason International Trust (the “Trust”). Mr. Deason holds the sole voting power with respect to such shares through an irrevocable board resolution passed by the Trust. The investment power with respect to such shares is held by the Trust. The shares of our Class A common stock noted in the table include 360,000 shares of Class A common stock which are not outstanding but are subject to options exercisable within sixty days of the record date; and 6,136 shares owned by Mr. Deason through the ACS Employee Stock Purchase Plan. We have filed a registration statement on Form S-3 with the Securities and Exchange Commission covering 1,504,562 shares of Class A common stock owned by Mr. Deason or the Trust.

(6)	Includes 610,000 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of the record date; 453 shares owned through the ACS 401(k) Plan; and 992 shares owned through the ACS Employee Stock Purchase Plan. Pursuant to an Agreement dated September 30, 2005, Mr. Rich resigned as a director and our Chief Executive Officer effective September 29, 2005.

(7)	Includes 603,000 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of the record date; 75,000 shares of our Class A common stock owned through King Partners, Ltd., for which Mr. King holds the sole voting and investment power as manager of the general partner; 9,378 shares of our Class A common stock owned by Mr. King’s spouse, to which Mr. King disclaims beneficial ownership; 2,251 shares of our Class A common stock owned through the ACS 401(k) Plan; and 5,986 shares of our Class A common stock owned by Mr. King through the ACS Employee Stock Purchase Plan.

(8)	Includes 262,600 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of the record date.

(9)	Includes 180,000 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of the record date; and 384 shares owned through the ACS 401(k) Plan.

(10)	Includes 9,000 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of the record date.

(11)	Includes 57,000 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of the record date.

(12)	All shares are held in the Livingston Kosberg Trust. Mr. Kosberg holds the sole voting power and sole investment power with respect to such shares as Trustee.

(13)	All shares are held in the McCuistion and Associates, Inc. Profit Sharing Plan. Mr. McCuistion holds the sole voting power and sole investment power with respect to such shares.

(14)	Includes 2,776,600 shares of our Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of the record date; 7,651 shares of our Class A common stock owned through the ACS 401(k) Plan; and 22,553 shares of our Class A common stock owned through the ACS Employee Stock Purchase Plan.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain officers and persons who beneficially own more than 10% of our outstanding common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock held by such persons. These persons are also required to furnish us with copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us and without further inquiry, all required forms were filed on time except that Mark A. King, our Director,

President and Chief Operating Officer (now our President and Chief Executive Officer), filed a Form 4 on October 19, 2004 with respect to 5,000 options exercised on October 12, 2004 and Dennis McCuistion, our Director, filed a Form 4 on July 22, 2005 with respect to the purchase of 195 shares on May 6, 2005.
PROPOSAL 1
ELECTION OF DIRECTORS
      The Board of Directors consists of seven directors. All directors must stand for election at the Annual Meeting and shall hold office for a one-year term and until their respective successors are elected and qualified.
      Shares represented by proxies returned duly executed will be voted, unless otherwise specified, in favor of each of the nominees for the Board of Directors named below. The proxies cannot be voted for more than seven nominees. The nominees have indicated that they are able and willing to serve as directors. If any (or all) such persons should be unable to serve, the persons named in the enclosed proxy will vote the shares covered thereby for such substitute nominee (or nominees) as the Board of Directors may select pursuant to the recommendation of the Nominating and Corporate Governance Committee of the Board. You may withhold authority to vote for all nominees or withhold authority to vote for any nominee by following the directions provided on your proxy, which may be in the form of a proxy card or voter instruction form.
Nominees for Election as Director
      The following table lists the name and principal occupation of each nominee for director and the year in which each such person was first elected as a director.

		Served as
		Director
Name	Principal Occupation	Since

Darwin Deason	Chairman of the Board	1988
Mark A. King	President and Chief Executive Officer	1996
Lynn R. Blodgett	Executive Vice President and Chief Operating Officer	2005
Joseph P. O’Neill	President and Chief Executive Officer, Public Strategies Washington, Inc.	1994
Frank A. Rossi	Chairman, FAR Holdings Company, L.L.C.	1994
J. Livingston Kosberg	Investor	2003
Dennis McCuistion	President, McCuistion & Associates, Inc.	2003
Business Experience of each Nominee
      Set forth below is certain information with respect to each of the nominees for the office of director.
      Darwin Deason, age 65, has served as our Chairman of the Board since our formation in 1988. Mr. Deason also served as Chief Executive Officer from our formation until February 1999. Prior to our formation, Mr. Deason spent 20 years with MTech Corp., a data processing subsidiary of MCorp, a bank holding corporation based in Dallas, Texas, serving as MTech’s Chief Executive Officer and Chairman of the Board from 1978 until April 1988, and also serving on the boards of various subsidiaries of MTech and MCorp.
      Mark A. King, age 48, has served as a director since October 1996. Mr. King has served as our President and Chief Executive Officer since September 2005. Prior to that date he had served as President and Chief Operating Officer since August 2002 and had served as Chief Operating Officer since March 2001. Prior to that date he had served as Executive Vice President and Chief Financial Officer since May 1995. Mr. King joined us in November 1988 as Chief Financial Officer of various subsidiaries. Prior to joining us, Mr. King was Vice President and Assistant Controller of MTech Corp.
      Lynn R. Blodgett, age 51, was appointed as a director in September 2005 to fill the vacancy created by the resignation of Jeffrey A. Rich. Mr. Blodgett has served as Executive Vice President and Chief Operating Officer since September 2005. Prior to that date he had served as Executive Vice President and Group President — Commercial Solutions since July 1999. From March 1990 until July 1999 Mr. Blodgett served as President of ACS Business Process Solutions, Inc. (formerly Unibase Technologies, Inc., an entity that we acquired in 1996).
      Joseph P. O’Neill, age 58, has served as a director since November 1994. Mr. O’Neill has served as President and Chief Executive Officer of Public Strategies Washington, Inc., a public affairs and consulting firm, since March 1991, and from 1985 through February 1991 he served as President of the National Retail Federation, a national association representing United States retailers.
      Frank A. Rossi, age 68, has served as a director since November 1994. Mr. Rossi has served as Chairman of FAR Holdings Company, L.L.C., a private investment firm, since February 1994. Prior to that Mr. Rossi was employed by Arthur Andersen & Co. for over 35 years and, prior to his retirement in 1994, Mr. Rossi served in a variety of capacities for Arthur Andersen, including Managing Partner/ Chief Operating Officer and as a member of the firm’s Board of Partners and Executive Committee.
      J. Livingston Kosberg, age 68, has served as a director since September 2003. Mr. Kosberg previously served as our director from 1988 — 1991. Mr. Kosberg has been involved in a variety of industries including healthcare, finance, and construction and currently serves as an advisor to several investment funds. Since July 2004, Mr. Kosberg has been serving as a director of U.S. Physical Therapy, Inc. which operates outpatient physical and occupational therapy clinics. U.S. Physical Therapy is a publicly-traded company whose predecessor Mr. Kosberg founded in 1990 and for which he served as CEO from its inception until May 1995, as Chairman of the Board until May 2001, previously as a director until February 2002 and as interim Chief Executive Officer from July 2004 until October 2004.
      Dennis McCuistion, age 63, has served as a director since September 2003. For the past 28 years, Mr. McCuistion has been President of McCuistion & Associates, providing consulting services to banks and businesses. Since 1990, Mr. McCuistion has served as executive producer and host of the nationally syndicated, award-winning McCuistion Program on PBS. Mr. McCuistion has also been an instructor for the American Institute of Banking for more than twenty years, and has been a faculty member for the Graduate School of Banking of the South, the Graduate School of Banking in Madison, Wisconsin, and the Southwestern Graduate School of Banking at Southern Methodist University. He is also a member of the National Association of Corporate Directors and the International Association of Facilitators. Mr. McCuistion also serves as a director of UICI where he has been designated as lead independent director and is a member of the audit, nominating and governance and executive compensation committees.
      Except as set forth above, none of the nominees holds a directorship in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of the Securities Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended.
      THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.
Corporate Governance

Director Independence
      On February 3, 2004, our Board of Directors restated our Director Independence Standards to be consistent with the independence standards set forth in the New York Stock Exchange Listing Standards adopted November 4, 2003. The Board has made an affirmative determination that Messrs. Kosberg, McCuistion, O’Neill and Rossi are independent. A copy of the Director Independence Standards can be located on our web site at www.acs-inc.com under the Investor Relations and Corporate Governance captions and were previously attached as Appendix A to our definitive proxy statement for our 2004 annual stockholders meeting filed with the Securities and Exchange Commission on September 27, 2004.

Corporate Governance Guidelines
      On August 10, 2005, our Board of Directors restated our Corporate Governance Guidelines. A copy of the current Corporate Governance Guidelines is attached hereto as Appendix A. The Corporate Governance Guidelines include, among other things: submission of auditors to stockholders for approval annually; adoption of an auditor rotation policy; formation of a Nominating and Corporate Governance Committee comprised solely of independent directors; the implementation of stock ownership guidelines for both directors and executive officers; a prohibition on stock option re-pricing; formalization of the ability of independent directors and committees of the Board of Directors to retain outside advisors; formation of a Compensation Committee comprised solely of independent directors; performance of a periodic formal Board evaluation; and limitation of the number of additional company boards a director may serve on to a maximum of four.
      Our Corporate Governance Guidelines are available on our web site at www.acs-inc.com under the Investor Relations and Corporate Governance captions. Our Corporate Governance Guidelines are also available free of charge to any stockholder upon written request to 2828 North Haskell Avenue, Dallas, Texas 75204, Attention: William L. Deckelman, Jr., Corporate Secretary.
Board of Directors Committees and Meetings
      During fiscal year 2005, we had four standing committees of the Board of Directors, including the Audit Committee, the Compensation Committee, the Special Transaction Committee and the Nominating and Corporate Governance Committee. The charters for each committee are available on our web site at www.acs-inc.com under the Investor Relations and Corporate Governance captions.

Audit Committee
      Our Audit Committee consists of four independent directors (Messrs. Rossi (Chairman), O’Neill, Kosberg and McCuistion). All of such Audit Committee members are independent as defined in the current New York Stock Exchange listing standards. Upon consideration of the attributes of an audit committee financial expert as set forth in Section 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission, the Board of Directors determined that Mr. Rossi (i) possessed those attributes through his years of public accounting experience and he was designated as the Audit Committee Financial Expert and (ii) is “independent” as that term is defined in Item 7(d)(3)(iv)(A) of Schedule 14A under the Exchange Act.
      The Audit Committee of the Board of Directors is responsible for monitoring the integrity of our consolidated financial statements, our system of internal controls and the independence and performance of our internal auditors and our independent registered public accounting firm. The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2006, subject to ratification by our stockholders. The Audit Committee operates under a written charter adopted and approved by the Board of Directors on September 11, 2003, a copy of which is available on our web site at www.acs-inc.com under the Investor Relations and Corporate Governance captions and was previously attached as Appendix C to our definitive proxy statement for our 2004 annual stockholders meeting filed with the Securities and Exchange Commission on September 27, 2004. Our Audit Committee Charter is also available free of charge to any stockholder upon written request to 2828 North Haskell Avenue, Dallas, Texas 75204, Attention: William L. Deckelman, Jr., Corporate Secretary. The Report of the Audit Committee for fiscal year 2005 is included in this proxy statement on page 25.

Compensation Committee
      The Compensation Committee consists of two independent directors (Messrs. O’Neill and Kosberg (Chairman)). Mr. O’Neill served as the Chairman of the Compensation Committee throughout fiscal year

2005 and until August 23, 2005 when the Board of Directors designated Mr. Kosberg as Chairman of the Compensation Committee to redistribute responsibilities among our independent directors. All of such Compensation Committee members are independent as defined in the current New York Stock Exchange listing standards. The Compensation Committee is responsible for recommending to the Board of Directors policies and plans concerning the salaries, bonuses and other compensation of our executive officers (including reviewing the salaries of the executive officers and recommending bonuses and other forms of additional compensation for the executive officers), compliance with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, with respect to the review of compensation to executive officers whose annual compensation exceeds $1 million so that such amounts may be deductible by us for federal income tax purposes, and the grant of all awards under the stock option plans (other than those to independent directors). A copy of the restated Compensation Committee Charter approved by the Board of Directors on February 3, 2004 is available on our web site at www.acs-inc.com under the Investor Relations and Corporate Governance captions and was previously attached as Appendix D to our definitive proxy statement for our 2004 annual stockholders meeting filed with the Securities and Exchange Commission on September 27, 2004. Our Compensation Committee Charter is also available free of charge to any stockholder upon written request to 2828 North Haskell Avenue, Dallas, Texas 75204, Attention: William L. Deckelman, Jr., Corporate Secretary. The Report of the Compensation Committee for fiscal year 2005 is included in this proxy statement beginning on page 22.

Nominating and Corporate Governance Committee
      The Nominating and Corporate Governance Committee consists of two independent directors (Messrs. O’Neill and McCuistion (Chairman)). Mr. O’Neill served as the Chairman of the Nominating and Corporate Governance Committee throughout fiscal year 2005 and until August 23, 2005 when the Board of Directors designated Mr. McCuistion as Chairman of the Nominating and Corporate Governance Committee to redistribute responsibilities among our independent directors. The Nominating and Corporate Governance Committee is responsible for considering, evaluating and recommending to the Board the slate of director nominees. Recommendations by the Nominating and Corporate Governance Committee are subject to the approval of Mr. Deason pursuant to his Employment Agreement with us. On September 11, 2003, our Board of Directors approved and adopted a Nominating and Corporate Governance Committee Charter, a copy of which is available on our web site at www.acs-inc.com under the Investor Relations and Corporate Governance captions and was previously attached as Appendix E to our definitive proxy statement for our 2004 annual stockholders meeting filed with the Securities and Exchange Commission on September 27, 2004. Our Nominating and Corporate Governance Committee Charter is also available free of charge to any stockholder upon written request to 2828 North Haskell Avenue, Dallas, Texas 75204, Attention: William L. Deckelman, Jr., Corporate Secretary.
      In fiscal year 2005, the Nominating and Corporate Governance Committee considered our current directors and other candidates to fill the slate of nominees for election to the Board of Directors. Based on an evaluation of the background, skills and areas of expertise represented by the various candidates against the qualifications for directors set forth in our Corporate Governance Guidelines and our current requirements, the Nominating and Corporate Governance Committee determined that our current directors possess the appropriate mix of skills and recommended that Messrs. Deason, King, Blodgett, Rossi, O’Neill, Kosberg and McCuistion be re-elected to the Board of Directors. Mr. Deason approved the nominees recommended by the Nominating and Corporate Governance Committee.

•	Director Qualifications. The Nominating and Corporate Governance Committee establishes the qualifications for directors and reviews them annually with the Board of Directors. The Nominating and Corporate Governance Committee seeks director candidates able to make a significant contribution to the Board of Directors and the stockholders based on their background, skill and expertise. To be recommended by the Nominating and Corporate Governance Committee, a director nominee should also possess the qualifications set forth in the Corporate Governance Guidelines, including integrity, wisdom, judgment, policy-making experience, complementary areas of expertise, and sufficient time to devote to applicable Board and committee activities.

•	Identification and Evaluation of Director Candidates. The Nominating and Corporate Governance Committee identifies, screens and recommends a qualified slate of nominees to the Board of Directors for election each fiscal year based on the qualifications set forth above and the need to fill vacancies or expand the size of the Board. The Nominating and Corporate Governance Committee generally identifies director nominees through the personal, business and organizational contacts of existing directors and management. However, the Nominating and Corporate Governance Committee may use a variety of sources to identify director nominees, including third-party search firms and stockholder recommendations. Candidates recommended by our stockholders are generally evaluated in the same manner as candidates from other sources. However, the Nominating and Corporate Governance Committee will seek additional information concerning the relationship between the stockholder and the stockholder candidate to assess whether such nominee has the ability to represent the interests of a broad range of stockholders.

•	Stockholder Nominations for Director. Any of our stockholders entitled to vote for the election of directors may nominate one or more persons for election to our board of directors. Pursuant to Section 7 of our Corporate Governance Guidelines and Section 8(c) of our Bylaws, to be considered by the Nominating and Corporate Governance Committee, stockholder nominees for election to the board of directors must be received not more than 150 calendar days nor less than 120 calendar days prior to the date our proxy statement was released to stockholders for our previous annual meeting.
      Recommendations for nominees should be submitted to the Nominating and Corporate Governance Committee by following our method for stockholders to communicate with our Board of Directors which is published on our web site at http://www.acs-inc.com under the Investor Relations and Corporate Governance captions. Written recommendations should be submitted to ACS Board of Directors, Affiliated Computer Services, Inc., Box #100-411, 1220 L Street, NW, Washington, DC 20005 or by e-mail to director@acs-inc.com. Recommendations must include (i) the nominee’s name, (ii) the nominee’s resume or curriculum vitae, (iii) a summary demonstrating how the nominee meets the qualifications set forth in paragraph 8 of our Corporate Governance Guidelines, and (iv) the submitting stockholder’s name, number of shares held and a description of any arrangement or understanding between such stockholder and the proposed nominee.

Special Transaction Committee
      The Special Transaction Committee, which was formed in August 1997 and on which Mr. Deason serves, has the responsibility of considering, evaluating, and approving the terms of potential transactions resulting in the acquisition of assets, businesses, or stock of third parties for cash, our Class A common stock, or other consideration with a dollar value of up to $100,000,000. The Special Transaction Committee has delegated to the Chief Executive Officer the authority to consider, evaluate, and approve the terms of potential transactions resulting in the acquisition of assets, businesses, or stock of third parties for cash or other consideration with a dollar value of up to $50,000,000.

Fiscal Year 2005 Meetings
      During the fiscal year ended June 30, 2005, there were seventeen (17) meetings of our Board of Directors. During the fiscal year, there were thirteen (13) meetings held by the Audit Committee and four (4) executive sessions to meet with our independent registered public accounting firm, the vice president of internal audit and other outside consultants, seventeen (17) meetings held by the Compensation Committee, two (2) meetings held by the Nominating and Corporate Governance Committee and one (1) meeting held by the Special Transaction Committee. Each incumbent director attended at least 75% of the meetings of the Board and the Board committees of which they are members during their respective tenures.

Executive Sessions and Lead Independent Director
      In compliance with the requirements of the New York Stock Exchange, our Corporate Governance Guidelines require the non-management directors to meet at least twice annually in regularly scheduled executive sessions. The executive sessions were presided over by Mr. O’Neill, the Chairman of our Nominating and Corporate Governance Committee during fiscal year 2005. Two (2) executive sessions were held in fiscal year 2005. On May 4, 2005, the Board appointed Mr. O’Neill as Lead Independent Director and he will preside over future non-management director executive sessions in that role.

Attendance at Annual Meeting
      It is our policy that all nominees for election or re-election to our Board of Directors at an annual meeting attend the annual meeting. All nominees for election to the Board of Directors in 2005 attended the 2004 Annual Meeting of Stockholders.

Stockholder Communications
      Stockholders may communicate with the Board of Directors, the presiding director of the executive sessions or the non-management directors as a group by submitting an e-mail to director@acs-inc.com or by sending a written communication to: ACS Board of Directors, Affiliated Computer Services, Inc., Box #100-411, 1220 L Street, NW, Washington, DC 20005. Stockholders may also call toll free and leave a message for the Board of Directors, the presiding director or the non-management directors at (866) 414-3646.

Code of Conduct
      We are dedicated to earning the trust of our clients and investors and our actions are guided by the principles of honesty, trustworthiness, integrity, dependability and respect. Our Board of Directors has adopted a Code of Ethical Business Conduct that applies to all employees and directors and a Code of Ethics for Senior Financial Officers that applies to designated financial officers, including the CEO. Both of these codes are posted on our web site at www.acs-inc.com under the Investor Relations and Corporate Governance captions. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Ethics for Senior Financial Officers, if any, by posting such information on our web site at www.acs-inc.com under the Investor Relations and Corporate Governance captions. Our Code of Ethics for Senior Financial Officers is also available free of charge to any stockholder upon written request to 2828 North Haskell Avenue, Dallas, Texas 75204, Attention: William L. Deckelman, Jr., Corporate Secretary.
PROPOSAL 2
APPROVAL OF PERFORMANCE-BASED INCENTIVE
COMPENSATION FOR OUR EXECUTIVE OFFICERS
      The Internal Revenue Code limits our tax deduction for expense in connection with compensation of our chief executive officer and our four other most highly-compensated executive officers for any fiscal year to the extent that the remuneration of such person exceeds $1 million during such fiscal year, excluding remuneration that qualifies as “performance-based compensation.” Section 162(m) of the Internal Revenue Code provides that in order for remuneration to be treated as qualified performance-based compensation, the material terms of the performance goals must be disclosed to and approved by the stockholders of the employer.
      At the Annual Meeting, the stockholders will be asked to approve the terms relating to incentive compensation to be paid to our executive officers for fiscal year 2006. Executive officer compensation for fiscal year 2006 will consist of a base salary, stock option plan and bonus compensation and will be based on criteria that are similar to the criteria used in fiscal year 2005. There are approximately six hundred and fifty (650) of our officers and other senior management personnel who will participate in the incentive compensation plan, including eight (8) of our executive officers. See “Report of the Compensation Committee on Executive Compensation.” Executive officers (other than Mr. Rexford) will be entitled to receive varying percentages (up to 250% for the Chairman of the Board, up to 200% for the President and Chief Executive Officer, up to 175% for the Executive Vice President and Chief Operating Officer, and a range from up to 100% to up to

150% for each of the other five (5) executive officers) of their base salaries upon achievement of bonus performance goals, which include our achievement of pre-established growth performance goals in the following five targeted financial measures: consolidated revenues, consolidated earnings before interest and taxes, consolidated pre-tax earnings, consolidated earnings per share and free cash flow (measured as operating cash flow less capital expenditures and additions to other intangible assets). The maximum bonus that any executive officer may receive for the fiscal year 2006 will be $2,185,080. The bonus performance goals have been pre-established by the Compensation Committee and approved by the Board of Directors for all executive officers. We believe that the incentive-related provisions provide performance incentives that are and will be beneficial to our stockholders.
      Since the amounts payable under the performance-based incentive compensation plan for the fiscal year ending June 30, 2006 are dependent on our financial performance, the amounts are not currently determinable. However, the following table sets forth information regarding the amounts which would have been earned by each of the following executive officers if the plan had been in effect for the fiscal year ending June 30, 2005.

	Pro Forma Incentive		Maximum Incentive
Name and Position	Compensation(1)(2)		Compensation(3)

Darwin Deason	$1,654,105		$2,185,080
Chairman of the Board
Jeffrey A. Rich		(4)		(4)
Former Chief Executive Officer
Mark A. King	$1,135,500		$1,500,000
President and Chief Executive Officer
Lynn Blodgett	$794,850		$1,050,000
Executive Vice President and Chief Operating Officer
Warren D. Edwards	$370,930		$490,000
Executive Vice President and Chief Financial Officer
All Eligible Executive Officers (8 persons)	$5,507,236		$7,275,080

(1)	Since fiscal year 2006 incentive compensation is not yet determinable, the amount shown in this column was calculated utilizing the fiscal year 2006 base salary and bonus percentages for each officer and the pre-established fiscal year 2006 growth performance goals in the five targeted financial measures based on our performance against such goals in fiscal year 2005.

(2)	For all other non-executive officer participants in the incentive compensation plan, the total estimated fiscal year 2006 incentive compensation is approximately $20 million utilizing the pre-established fiscal year 2006 growth performance goals in the five targeted financial measures based on our performance against such goals in fiscal year 2005.

(3)	The amount shown in this column was calculated utilizing the fiscal year 2006 base salary and bonus percentages for each officer and the pre-established fiscal year 2006 growth performance goals in the five targeted financial measures assuming achievement of one hundred percent of such goals.

(4)	Pursuant to an Agreement dated September 30, 2005, Mr. Rich resigned as a director and our Chief Executive Officer effective as of September 29, 2005; he will not receive any performance-based incentive compensation for fiscal year 2006.
      The affirmative vote of the holders of our Class A common stock and Class B common stock, voting together as a single class, having a majority of the voting power eligible to vote and voting, either in person or by proxy, at the Annual Meeting will be required to approve the performance-based incentive compensation for our executive officers.
      THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE PERFORMANCE-BASED INCENTIVE COMPENSATION PLAN FOR OUR EXECUTIVE OFFICERS.

PROPOSAL 3
RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2006
      PricewaterhouseCoopers LLP has been selected by the Audit Committee as our independent registered public accounting firm for fiscal year 2006, subject to ratification by the stockholders. PricewaterhouseCoopers LLP was also our independent registered public accounting firm for fiscal year 2005. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. That representative will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.
      We are asking our stockholders to ratify the selection of PricewaterhouseCoopers LLP as our registered independent public accounting firm as a matter of good corporate governance even though ratification is not required by our Bylaws, other governing documents or otherwise. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2006. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during fiscal year 2006 if it is determined that such a change would be in our best interest and the best interests of our stockholders.
      The affirmative vote of the holders of shares of our Class A common stock and Class B common stock, voting together as a class, having a majority of the voting power eligible to vote and voting, either in person or by proxy, at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.
Independent Registered Public Accounting Firm’s Fees
      Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories, were as follows:

	2005	2004

	(in 000’s)
Audit Fees	$2,773	$858
Audit-Related Fees	154	608
Tax Fees	313	322
All Other Fees	6	95

Total Fees	$3,246	$1,883

      Audit Fees includes fees for assistance with and review of documents filed with the SEC, including the Company’s annual and interim financial statements and providing consents. Fiscal year 2005 Audit Fees also includes fees for review of internal controls and management’s evaluation of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. Audit-Related Fees includes fees for accounting consulting services and matters related to mergers acquisitions and divestitures. Fiscal year 2004 Audit-Related Fees also includes reviews of internal controls and documentation in preparation for the implementation of Section 404 of the Sarbanes-Oxley Act of 2002. Tax Fees includes fees for tax consulting and tax compliance and preparation work. All Other Fees includes fees for customer support services and research tools.
      The Audit Committee has approved all of our independent registered public accounting firm’s engagements and fiscal year 2005 fees presented above. All audit and non-audit services provided to the Company by our independent registered public accounting firm are required to be pre-approved by the Audit Committee in accordance with the policies and procedures set forth in the current Audit Committee Charter.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2006.

PROPOSAL 4
STOCKHOLDER PROPOSAL: RECAPITALIZATION PLAN TO PROVIDE THAT ALL
OUTSTANDING STOCK OF THE COMPANY HAVE ONE VOTE PER SHARE
      Mr. Cornish F. Hitchcock of 5301 Wisconsin Avenue, N.W., Suite 350, Washington, D.C. 20015-2015 on behalf of The Amalgamated Bank LongView Collective Investment Fund located at 11-15 Union Square, New York, New York 10003, owner of at least $2,000 of our Class A common stock for more than one year, has informed us that a representative of such stockholder intends to present a proposed resolution at the annual stockholder meeting. The text of the proposed resolution and the supporting statement of the Fund are printed below verbatim from its submission.
      RESOLVED; That the shareholders of Affiliated Computer Services (“ACS” or the “Company”) ask the board of directors to retain an investment banker to develop a plan for a recapitalization to result in one vote per share for all outstanding stock of the Company.
SUPPORTING STATEMENT OF THE AMALGAMATED BANK LONGVIEW COLLECTIVE INVESTMENT FUND
      ACS has two classes of stock, with publicly traded Class A shares accounting for approximately 65 percent of the voting power and Class B shares (which have ten votes per share) accounting for the other 35 percent. Class B shares are held entirely by Darwin Deason, the Company’s founder.
      More than 90 percent of the nation’s 1500 largest companies have just one class of shares with each share having one vote. Various companies with dual classes have been sharply criticized for giving preferential treatment to holders of the voting (or super-voting) shares, as with the Times Mirror’s $2.8 billion spin-off in the late 1990s that gave one group of shareholders cash dividends while the other got shares in a highly speculative cable venture. Marriott attempted around the same time to create a preferred class of stock, but the proposal was defeated by its shareholders.
      In recent years, shareholders have approved management proposals to eliminate dual-class stock structures at 11 companies, according to the Investor Responsibility Research Center.
      Recent research efforts suggest that voting control by a company’s insiders can lead to management entrenchment that can have a negative impact on firm investment (Gompers, Ishii and Metrick, Incentives vs. Control: An Analysis of U.S. Dual-class Companies (Jan. 2004)). Also, we believe that a concentration of voting control in a few hands may reduce incentives to adopt corporate governance practices that broadly protect shareholder interests. At ACS, there is an anti-takeover “poison pill” in place, and the board of directors falls below the two-thirds level of independence recommended by the Council of Institutional Investors.
      Although ACS has enjoyed impressive growth since its founding, it is no longer a fledgling start-up, but a large-cap company that is part of the S&P 500 index and is therefore held by a broad base of investors, and we believe that those public investors should have more of a say on governance and policy issues affecting the Company. We therefore believe that it is important for ACS to make the transition to a large-cap, widely-held corporation by retaining an investment banking firm to make appropriate recommendations about methods to move towards the creation of one class of stock available to all investors.
      We urge you to vote FOR this proposal.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4.
      After giving the foregoing proposal serious consideration, in August 2005 Darwin Deason advised our Board of Directors that he would consider a possible transaction which would involve an exchange by him of his Class B common stock for a new preferred stock of the company which would have no disproportionate voting rights. As a result, on August 26, 2005 our Board voted to form a special committee, consisting of our four independent directors (the “Special Committee”), to evaluate the feasibility of such a transaction and enter into discussions with Mr. Deason concerning the possible terms of such a transaction.

      The Special Committee has retained the investment banking firm of Lazard Fréres & Co. LLC and the law firm Dewey Ballantine LLP to advise the committee. All members of the Special Committee and the advisors to the Special Committee are independent and disinterested regarding the possible transaction. We have consulted with the investment banking firm of Bear Stearns & Co., Inc. in connection with these discussions.
      In order for any transaction of the type described above to take place, the voluntary participation of Mr. Deason is a necessity and he is under no obligation to do so unless the terms thereof are acceptable to him. Similarly, we have no obligation to participate in such a transaction unless the transaction and the terms thereof are in our best interests and the best interests of our stockholders.
      The Special Committee has advised us that it and its advisors are diligently reviewing the concept of a possible transaction between Mr. Deason and us. If through that process, the Special Committee determines that such a transaction is feasible, reaches closure with Mr. Deason on the terms thereof and recommends the proposed transaction to our Board of Directors as being in our best interests and the best interests of our stockholders, and if our Board of Directors thereafter determines to submit the matter to a vote of our stockholders at a special meeting thereof, our stockholders would then receive a proxy statement notifying them of the details of the proposed transaction and the date and time of that special meeting.
      There can be no assurance that any such transaction will take place or, if so, the timing thereof.
BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS
      Other than Messrs. Deason, King, and Blodgett, who are standing for election to the Board of Directors and whose business experience is summarized in this proxy statement under Proposal 1 beginning on page 5, the following is a summary of the business experience of our executive officers:
      Harvey Braswell, age 60, has served as Executive Vice President — Sales since May 2005. From March 2003 until May 2005 Mr. Braswell served as Executive Vice President and Group President — State Healthcare. Prior to that date, Mr. Braswell served as Executive Vice President and Group President — Government Services Group from March 2001 until March 2003 and from December 1995 until March 2001 he was an officer of ACS Enterprise Solutions, Inc. (formerly known as Business Records Corporation, an entity that we acquired in 1998).
      John M. Brophy, age 62, has served as Executive Vice President since May 2005. From August 2001 until May 2005 Mr. Brophy served as Executive Vice President and Group President — State and Local Solutions. From 1988 until August 2001, Mr. Brophy served both as President of Lockheed Martin IMS Corporation (an entity we acquired in August 2001) and as an elected corporate officer of Lockheed Martin Corporation.
      Tom Burlin, age 47, has served as Executive Vice President and Group President — Government Solutions Group since June 2005. From July 1979 to May 2005, Mr. Burlin was employed by International Business Machines Corporation, most recently as their General Manager and Partner — US Federal and Global Government.
      William L. Deckelman, Jr., age 48, has served as Executive Vice President, Corporate Secretary and General Counsel since March 2000. From March 2000 until September 2003 Mr. Deckelman served as one of our directors. From May 1995 to March 2000 Mr. Deckelman was in private law practice, and was a shareholder in the law firm of Munsch Hardt Kopf & Harr, P.C. in Austin, Texas from January 1996 until March 2000. Previously, Mr. Deckelman served as our Executive Vice President, Secretary and General Counsel from November 1993 until May 1995 and as our Senior Vice President, Secretary and General Counsel from February 1989 through November 1993.
      Warren D. Edwards, age 40, has served as Executive Vice President and Chief Financial Officer since March 21, 2001. Prior to that time Mr. Edwards served as Senior Vice President, Finance and Accounting since September 1996. In addition to other industry experience, Mr. Edwards also served for approximately six (6) years on the audit staff of PricewaterhouseCoopers LLP.

      John H. Rexford, age 48, has served as Executive Vice President Corporate Development since March 2001. Prior to that date Mr. Rexford served as a Senior Vice President in our mergers and acquisitions area from November 1996 until March 2001.
DIRECTOR AND EXECUTIVE COMPENSATION
Director’s Compensation
      On February 2, 2005, our Board of Directors, based on a survey prepared by management regarding outside director compensation paid by our peers, approved several changes in independent director compensation to be effective for meetings after that date. The following table sets forth a comparison of previous and current components of independent director compensation:

On and Prior
	to 2/2/2005	After 2/2/2005

Independent Director Annual Retainer	$35,000	$45,000
Audit Committee Chair Annual Retainer	$10,000	$15,000
Nominating & Corporate Governance Committee Chair Annual Retainer	$ 0	$ 5,000
Compensation Committee Chair Annual Retainer	$ 5,000	$ 5,000
Board Meeting (in person)	$ 1,500	$ 2,000
Board Meeting (telephonic)	$ 1,500	$ 1,000
Audit Committee Meeting (in person)	$ 1,000	$ 2,000
Audit Committee Meeting (telephonic)	$ 1,000	$ 1,000
Annual Stock Option Grant	5,000 shares	7,500 shares
Initial Stock Option Grant	20,000 shares	20,000 shares
      In addition, on August 23, 2005, the Board of Directors, based on a survey by outside counsel, approved payment of an annual retainer of $15,000 to the Lead Independent Director effective as of August 1, 2005.
      Mr. O’Neill currently holds options to purchase an aggregate of 92,500 shares of our Class A common stock, of which 57,000 of such options are vested and exercisable as of the record date. Mr. Rossi currently holds options to purchase 32,500 shares of our Class A common stock, of which 9,000 of such options are vested and exercisable as of the record date. Mr. Kosberg currently holds options to purchase an aggregate of 32,500 shares of our Class A common stock, none of which are vested and exercisable as of the record date. Mr. McCuistion currently holds options to purchase an aggregate of 32,500 shares of our Class A common stock, none of which are vested and exercisable as of the record date.
      Pursuant to our Executive Benefit Plan, as amended, directors are also eligible for reimbursement up to $1,000 annually for any physical examination for the director performed by a designated physician or other licensed physician of their choice.

Summary of Named Executive Officers’ Cash and Other Compensation
      The following table sets forth certain information regarding compensation paid for all services rendered to us in all capacities during fiscal years 2005, 2004, and 2003 by our chief executive officer and the four other of our most highly compensated executive officers whose total annual salary and bonus exceeded $100,000, based on salary and bonuses earned during fiscal year 2005 (collectively, the “Named Executive Officers”).
SUMMARY COMPENSATION TABLE

						Long-Term Compensation

	Annual Compensation					Awards		Payouts

						Restricted	Securities
				Other Annual		Stock	Underlying	LTIP	All Other
Name and Principal				Compensation		Award(s)	Options/	Payouts	Compensation
Position	Year	Salary($)	Bonus($)	($)(1)		($)(2)	SARs (#)	($)(3)	($)

Darwin Deason	2005	803,982	1,058,989	161,791	(4)	—	—	—	6,102	(5)
Chairman of the Board	2004	779,470	1,733,327	154,278		—	300,000	—	5,500
	2003	734,882	1,837,205	269,730		—	600,000	—	1,782

Jeffrey A. Rich	2005	750,000	790,308	160,364	(7)	—	500,000	—	5,430	(8)
Chief Executive Officer(6)	2004	750,000	1,334,235	150,363		—	—	—	4,158
	2003	750,000	1,500,000	193,536		—	400,000	—	3,083

Mark A. King	2005	550,000	507,114	—		—	375,000	—	3,719	(10)
President & Chief	2004	550,000	856,134	—		—	100,000	—	3,598
Operating Officer(9)	2003	500,000	875,000	—		—	200,000	—	3,398

Lynn Blodgett	2005	450,000	355,639	—		—	300,000	—	875	(12)
Executive Vice President	2004	375,000	500,338	—		—	100,000	—	644
and Group President —	2003	325,000	487,500	—		—	75,000	—	244
Commercial Solutions(11)

Warren D. Edwards	2005	450,000	237,092	—		—	200,000	—	3,359	(13)
Executive Vice President	2004	350,000	466,982	—		—	75,000	—	3,051
and Chief Financial Officer	2003	300,000	450,000	—		—	50,000	—	3,444

(1)	As permitted by SEC rules, this column excludes perquisites and other personal benefits for the Named Executive Officer if the total incremental cost in a given year did not exceed the lesser of $50,000 or 10% of such officer’s combined salary and bonus for that year. Other Annual Compensation includes medical, auto, and tax and estate planning perquisites as well as non-business use of corporate aircraft. In past proxy statements we reported non-business use of corporate aircraft using the Standard Industry Fare Level (SIFL) tables published by the Internal Revenue Service. The SIFL tables are used to determine the amount of compensation income that is imputed to the executive for tax purposes for non-business use of corporate aircraft. The SEC requires that we use a methodology based on the incremental cost to us of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and other smaller variable costs to determine the cost of non-business use of corporate aircraft. Compensation related to non-business use of corporate aircraft reflected in this table for fiscal years prior to 2005 has been adjusted based on this methodology. Since the corporate aircraft are primarily used for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, the purchase costs of any company-owned aircraft, and the cost of maintenance not related to trips. For this table we have recalculated the incremental cost of non-business use of corporate aircraft for all named executives in previously reported years using the new methodology.

(2)	We did not grant any restricted stock awards or stock appreciation rights (“SARs”) to the Named Executive Officers during fiscal years 2005, 2004 or 2003.

(3)	We did not grant any long-term incentive plan payouts to the Named Executive Officers during fiscal years 2005, 2004 or 2003.

(4)	Represents $132,841 in non-business use of corporate aircraft, $12,291 in auto expense and $16,659 in medical costs. We maintain an overall security program for our Chairman of the Board and company founder, Mr. Deason, due to business-related security concerns. Mr. Deason is provided with security systems and equipment as well as security advice and personal protection services. The cost of these systems and services are incurred as a result of business-related concerns and are not maintained as perquisites or otherwise for the personal benefit of Mr. Deason. As a result, we have not included such costs in the column “Other Annual Compensation,” but rather note them here as follows: $483,880 for 2005, $381,378 for 2004 and $204,967 for 2003. With regard to the personal protection services, other executive officers and members of our Board of Directors receive the incidental benefit of these services when attending a meeting or other function at which Mr. Deason is also present; such incidental benefit has not been calculated or allocated for purposes of this table.

(5)	Represents $6,102 in life insurance premiums.

(6)	Pursuant to an Agreement dated September 30, 2005, Mr. Rich resigned as a director and our Chief Executive Officer effective as of September 29, 2005.

(7)	Represents $139,522 in non-business use of corporate aircraft; $14,416 in medical costs; and $6,426 in LTD insurance premiums.

(8)	Represents $4,500 in matching 401(k) payments and $930 in life insurance premiums.

(9)	Mr. King was named our President and Chief Executive Officer effective as of September 29, 2005. Mr. King’s annual base salary will be $750,000 effective October 1, 2005.

(10)	Represents $2,625 in matching 401(k) payments and $1,094 in life insurance premiums.

(11)	Mr. Blodgett was named our Executive Vice President and Chief Operating Officer effective as of September 29, 2005. Mr. Blodgett’s annual base salary will be $600,000 effective October 1, 2005.

(12)	Represents $875 in life insurance premiums.

(13)	Represents $3,000 in matching 401(k) payments and $359 in life insurance premiums.
      The following table sets forth the number of options granted during the fiscal year ended June 30, 2005 to the Named Executive Officers to purchase shares of Class A common stock and the potential realizable value of these options.
OPTION/ SAR GRANTS DURING FISCAL YEAR 2005

	Individual Grants
					Potential Realizable Value at
	Number of	% of Total			Assumed Annual Rates of
	Securities	Options/SARs			Stock Price Appreciation for
	Underlying	Granted to	Exercise or		Option Term(2)
	Options/SARs	Employees in	Base Price	Expiration
Name	Granted(#)(1)	Fiscal Year(1)	($/share)	Date	5%($)	10%($)

Darwin Deason	—	—	—	—	—	—
Jeffrey A. Rich(3)	100,000	2.2%	$51.90	7/30/2014	3,263,963	8,271,523
	400,000	8.8%	$50.25	3/18/2015	12,640,782	32,034,223
Mark A. King	75,000	1.7%	$51.90	7/30/2014	2,447,972	6,203,643
	300,000	6.6%	$50.25	3/18/2015	9,480,586	24,025,668
Lynn Blodgett	100,000	2.2%	$51.90	7/30/2014	3,263,963	8,271,523
	200,000	4.4%	$50.25	3/18/2015	6,320,391	16,017,112
Warren D. Edwards	50,000	1.1%	$51.90	7/30/2014	1,631,982	4,135,762
	150,000	3.3%	$50.25	3/18/2015	4,740,293	12,012,834

(1)	We did not grant any SARs to the Named Executive Officers during fiscal year 2005.

(2)	The amounts in these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of our stock price.

(3)	Pursuant to an Agreement dated September 30, 2005, Mr. Rich resigned as a director and our Chief Executive Officer effective as of September 29, 2005. As discussed in detail in the section entitled “DIRECTOR AND EXECUTIVE COMPENSATION” below, all unvested options held by Mr. Rich as of September 29, 2005 will be terminated.
      The following table provides information related to options exercised by the Named Executive Officers during fiscal year 2005 and the number and value of options held at fiscal year end. We do not have any SARs outstanding.
AGGREGATED OPTION/ SAR EXERCISES IN FISCAL YEAR 2005
AND JUNE 30, 2005 OPTION/ SAR VALUES

			Number of Securities
			Underlying Unexercised			Value of Unexercised in-the-
			Options/SARs at			Money Options/SARs at
	Shares	Value	June 30, 2005 (#)(2)			June 30, 2005 ($)(2)(3)
	Acquired on	Realized
Name	Exercise (#)	($)(1)	Exercisable	Unexercisable		Exercisable	Unexercisable

Darwin Deason	—	—	240,000	810,000	(4)	3,684,000	13,561,313
Jeffrey A. Rich(5)	100,000	4,348,991	470,000	780,000		13,937,313	5,410,500
Mark A. King	118,000	5,149,330	508,000	635,000		13,443,675	4,213,250
Lynn Blodgett	60,000	2,043,750	173,200	473,800		3,910,908	2,472,272
Warren D. Edwards	50,000	1,819,040	139,000	316,000		2,969,900	1,647,475

(1)	Represents the value realized upon exercise calculated as the number of options exercised times the difference between the actual stock trading price on the date of exercise and the exercise price.

(2)	We did not grant any SARs to the Named Executive Officers during fiscal years 2005, 2004 or 2003.

(3)	Represents the value of unexercised options calculated as the number of unexercised options times the difference between the closing price at June 30, 2005 of $51.10 and the exercise price.

(4)	Of these options, 450,000 have been designated as integrated stock options to fund Mr. Deason’s Supplemental Executive Retirement Agreement.

(5)	Pursuant to an Agreement dated September 30, 2005, Mr. Rich resigned as a director and our Chief Executive Officer effective as of September 29, 2005. The treatment of Mr. Rich’s vested and unvested options held as of September 29, 2005 is discussed in detail in the section entitled “DIRECTOR AND EXECUTIVE COMPENSATION” below.
      Mr. Deason’s Supplemental Executive Retirement Agreement and Employment Agreement
      In December 1998, we entered into a Supplemental Executive Retirement Agreement with Mr. Deason, which was amended in August 2003 to conform the normal retirement date specified therein to our fiscal year end next succeeding the termination of the Employment Agreement between Mr. Deason and us. The normal retirement date under the Supplemental Executive Retirement Agreement was subsequently amended in June 2005 to conform to the termination date of the Employment Agreement with the exception of the determination of any amount deferred in taxable years prior to January 1, 2005 for purposes of applying the provisions of the American Jobs Creation Act of 2004 and the regulations and interpretive guidance published pursuant thereto (the “AJCA”). Pursuant to the Supplemental Executive Retirement Agreement, which was reviewed and approved by the Board of Directors, Mr. Deason will receive a benefit upon the occurrence of certain events equal to an actuarially calculated amount based on a percentage of his average monthly compensation determined by his monthly compensation during the highest thirty-six consecutive calendar months from among the 120 consecutive calendar months ending on the earlier of his termination of employment or his normal retirement date. The amount of this benefit payable by us will be offset by the value of particular options granted to Mr. Deason (including 150,000 shares covered by options granted in October 1998 with an exercise price of $11.53 per share and 300,000 shares granted in August 2003 with an exercise price of $44.10). To the extent that we determine that our estimated actuarial liability under the

Supplemental Executive Retirement Agreement exceeds the “in the money” value of such options, such deficiency would be reflected in our results of operations as of the date of such determination. In the event that the value of the options granted to Mr. Deason exceeds the benefit, such excess benefit would accrue to Mr. Deason and we would have no further obligation under the Supplemental Executive Retirement Agreement. The percentage applied to the average monthly compensation is 56% for benefit determinations made on or any time after May 18, 2005. The events triggering the benefit are retirement, total and permanent disability, death, resignation, and change in control or termination for any reason other than cause. The benefit will be paid in a lump sum or, at the election of Mr. Deason, in monthly installments over a period not to exceed ten years. We have estimated that our obligation with respect to Mr. Deason under the Supplemental Executive Retirement Agreement was $8.10 million at June 30, 2005 and will be $16.17 million at May 18, 2010 (based on the normal retirement date under the Supplemental Executive Retirement Agreement but excluding the implications of the AJCA) and the value (the excess of the market price over the option price) of the options at the record date was $8.9 million. If the payment is caused by a change in control and at such time Mr. Deason would be subject to an excise tax under the Internal Revenue Code with respect to the benefit, the amount of the benefit will be grossed-up to offset this tax.
      Effective as of February 16, 1999, we also entered into an Employment Agreement with Mr. Deason. The Employment Agreement, which was previously reviewed and approved by the Board of Directors and replaced an earlier severance agreement, has a term that currently ends on May 18, 2010, provided that such term shall automatically be extended for an additional year on May 18 of each year, unless thirty (30) days prior to May 18 of any year, Mr. Deason gives notice to us that he does not wish to extend the term or our Board of Directors (upon a unanimous vote of the directors, except for Mr. Deason) gives notice to Mr. Deason that it does not wish to extend the term. The Employment Agreement provides annual adjustments to Mr. Deason’s base salary by a percentage equal to the average percentage adjustments to the annual salaries of our top five executive officers (excluding promotions). The Employment Agreement also provides for an annual bonus based on the achievement of financial goals set for Mr. Deason by the Compensation Committee. This bonus can be up to 250% of Mr. Deason’s base salary for that year, which is consistent with the bonus percent Mr. Deason has been eligible to receive since 1996. In addition, the Employment Agreement provides for severance benefits for Mr. Deason upon a change of control and for supplemental retirement benefits for Mr. Deason, which are in addition to the benefits under the aforementioned Supplemental Executive Retirement Agreement.
Severance Agreements for Executive Officers
      We have entered into severance agreements with each of our executive officers, which upon the occurrence of certain events, will entitle such executive officer to receive a severance benefit. Under the severance agreements, one of the conditions to payment of the severance benefit is that one of the following corporate events must occur: (i) we undergo a consolidation or merger in which we are not the surviving company or in which our common stock is converted into cash, securities or other property such that our holders of common stock do not have the same proportionate ownership of the surviving company’s common stock as they held of our common stock prior to the merger or consolidation; (ii) we sell, lease or transfer all or substantially all of our assets to a company in which we own less than 80% of the outstanding voting securities; or (iii) we adopt or implement a plan or proposal for our liquidation. Each such executive officer shall be entitled to receive the severance benefit upon consummation of any corporate event. The executive’s right to receive the severance benefit also accrues if a person or entity (other than one or more trusts established by us for the benefit of our employees or a person or entity that holds 15% or more of our outstanding common stock on the date the particular severance agreement was entered into) becomes the beneficial owner of 15% or more of our outstanding common stock, or if during any period of 24 consecutive months there is a turnover of a majority of the Board of Directors. There shall be excluded from the determination of the turnover of directors, (i) those directors who are replaced by new directors who are approved by a vote of at least a majority of the directors (continuing director) who have been a member of our Board of Directors since January 1, 2004, (ii) a member of the board who succeeds an otherwise continuing director and who was elected, or nominated for election by our stockholders, by a majority of the continuing directors then still in office, and (iii) any director elected, or nominated for election by our stockholders to fill any vacancy or newly created directorship by a majority of the continuing directors still in office.
      The severance benefit to be received by each such executive officer generally includes a lump sum payment, equal to (a) three times the sum of (i) the executive’s per annum base salary, plus (ii) the executive’s bonus (or average commission payment, as applicable) for the preceding fiscal year (or if employed for less than one year, the bonus such executive officer would have received if employed for all of the preceding fiscal year), plus (b) the executive’s target bonus (or average commission payment, as applicable) for the then-current fiscal year, pro rated to reflect the number of days the executive was employed by us in that fiscal year. In addition, we will, for up to three years after severance, continue to (i) pay insurance benefits to the executive until the executive secures employment that provides replacement insurance and (ii) provide insurance benefits to the executive to the extent any new insurance the executive receives from a subsequent employer does not cover a pre-existing condition. Also, when determining any executive’s eligibility for post-retirement benefits under any welfare benefit plan, the executive shall be credited with three years of participation and age credit. The executive is also entitled to receive additional payments to compensate for the effect of excise taxes imposed under Section 4999 of the Internal Revenue Code and any interest or penalties associated with these excise taxes upon payments made by us for the benefit of the executive.
      These severance agreements may be terminated by us with one year advance written notice; however, if a corporate event is consummated prior to termination by us, then these agreements will remain in effect for the time necessary to give effect to the terms of the agreements.
Resignation of Chief Executive Officer
      Jeffrey A. Rich has submitted his resignation as a director and as our Chief Executive Officer. In recognition of Mr. Rich’s long and successful service to us and our stockholders as well as our accomplishments under his leadership, on September 30, 2005 we entered into an Agreement with Mr. Rich, which, among other things, provides the following: (i) Mr. Rich will remain on our payroll and be paid his current base salary (of $820,000 annually) through June 30, 2006; (ii) Mr. Rich will not be eligible to participate in performance-based incentive compensation program in fiscal year 2006; (iii) we will purchase from Mr. Rich all options previously granted to Mr. Rich that are vested as of the date of the Agreement in exchange for an aggregate cash payment, less applicable income and payroll taxes, equal to the amount determined by subtracting the exercise price of each such vested option from $54.08 per share and all such vested options shall be terminated and cancelled; (iv) all options previously granted to Mr. Rich that are unvested as of the date of the Agreement will be terminated (such options had an in-the-money value of approximately $4.6 million based on the closing price of our stock on the New York Stock Exchange on September 29, 2005); (v) Mr. Rich will receive a lump sum cash payment of $4,100,000; (vi) Mr. Rich will continue to receive executive benefits for health, dental and vision through September 30, 2007; (vii) Mr. Rich will also receive limited administrative assistance through September 30, 2006; and (viii) in the event Mr. Rich establishes an M&A advisory firm by January 1, 2007, we will retain such firm for a two year period from its formation for $250,000 per year plus a negotiated success fee for completed transactions. The Agreement also contains certain standard restrictions, including restrictions on soliciting our employees for a period of three years and soliciting our customers or competing with us for a period of two years. The full text of the Agreement is filed as Exhibit 10.1 to our Current Report on Form 8-K dated September 29, 2005.
Executive Benefit Plan and Long-Term Disability Benefits
      Each of our executive officers is also eligible to participate in our Executive Benefit Plan, as amended. The Executive Benefit Plan provides the following benefits: (1) reimbursement of premiums, deductibles, co-payments and other plan exclusions incurred by their participation in our basic group health plan (including dependents); (2) reimbursement up to $1,000 annually for any physical examination for the executive and up to $500 annually for any physical examination for such executive’s spouse, each as performed by a designated physician or other licensed physician of their choice; (3) estate planning services provided by a designated estate planner up to an initial amount of $25,000 and subsequent annual amounts up to $10,000; and (4) up to $1,000 per year for income tax preparation services by a third-party selected by the executive.
      We also provide additional long-term disability coverage for certain of our executive officers in addition to the standard policy provided to each of our employees.
Stock Option Information
      The following table summarizes certain information related to our stock option and employee stock purchase plans.
EQUITY COMPENSATION PLAN INFORMATION

	Number of		Number of Securities
	Securities to be		Remaining Available for
	Issued Upon		Future Issuance Under
	Exercise of	Weighted Average	Equity Compensation
	Outstanding	Exercise Price of	Plans (Excluding
	Options, Warrants	Outstanding	Securities Reflected in
	and Rights as of	Options,	Initial Column) as of
Plan Category	June 30, 2005	Warrants and Rights	June 30, 2005

Equity Compensation Plans approved by stockholders
Stock Option Plans(1)	15,356,700	$39.61	1,736,141
Employee Stock Purchase Plan	N/A	N/A	1,197,493
Equity Compensation Plans not approved by stockholders	—	—	—

Total	15,356,700	$39.61	2,933,634

(1)	These plans consist of the 1988 Stock Option Plan and the 1997 Stock Incentive Plan. No additional shares can be issued under the 1988 Stock Option Plan. Upon exercise the holder is entitled to receive Class A common stock. Under our 1997 Stock Incentive Plan, as authorized by our stockholders pursuant to our November 14, 1997 Proxy Statement, the number of shares of our Class A common stock available for issuance is subject to increase by approval of our Board of Directors pursuant to a formula that limits the number of shares optioned, sold, granted or otherwise issued under the 1997 Stock Incentive Plan to current employees, consultants and non-employee directors to no more than 12.8% of our issued and outstanding shares of common stock.
Stock Ownership Guidelines
      On September 24, 2003, the Board of Directors adopted a policy for stock ownership by its directors and executive officers. The Board of Directors may evaluate whether exceptions should be made to any of these policies for any director or executive officer and may from time to time change such policies.
      Our Chief Executive Officer is required to own shares of our Class A common stock having a value equal to a minimum of five times his or her annual base salary. All of our other executive officers are required to own shares of our Class A common stock having a value equal to a minimum of three times his or her annual base salary. Executive officers elected on or after July 1, 2000 shall meet such minimum ownership requirement within five years after the date such policy was adopted. Executive officers elected prior to July 1, 2000, shall meet such minimum ownership requirement within three years after the date of adoption of such policy. Independent directors serving on the Board of Directors are required to own shares of our Class A common stock having a value equal to a minimum of three times their annual retainer. Independent directors serving on the board on the date of such policy adoption shall meet such minimum ownership requirement within three years after the date such policy was adopted. New directors elected to serve on the Board of Directors shall meet such minimum ownership requirement within five years after their election.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
      The Compensation Committee determines the compensation for each of our Chief Executive Officer (“CEO”) and our President and Chief Operating Officer (“President and COO”), including approval of annual performance goals for incentive compensation and corporate goals and objectives, evaluation of each of the CEO and President and COO against such criteria and establishing the annual salary, incentive compensation, stock options and other benefits based on the results of such evaluation. In addition, the Compensation Committee annually reviews and approves the compensation of all other executive officers and approves all stock option awards pursuant to our 1997 Stock Incentive Plan. The Compensation Committee also approves the calculation of our Chairman’s compensation based on the formula set forth in his employment agreement.
Executive Compensation Philosophy
      Our general compensation philosophy is that total executive compensation should vary based on our achievement of defined financial and non-financial goals and objectives, both individual and corporate. This philosophy applies more generally to all of our officers and senior management personnel, with the level of variability and amount of compensation at risk rising with the employee’s level of responsibility.
      The Compensation Committee has reviewed current compensation practices and identified the following key strategic compensation design objectives: to attract and retain qualified, motivated executives; to closely align the financial interests of our executives with both the short and long-term interests of our stockholders; to promote egalitarian treatment of all employees; and to encourage equity ownership by our executives. The executive compensation program is intended to provide our executive officers with overall levels of compensation that are competitive within the business process and information technology outsourcing industry, as well as within a broader spectrum of companies of similar size and complexity. The Compensation Committee compares our executive officer compensation levels with those of an aggregate of 34 companies broken down in three separate categories as follows: (i) outsourcing industry peers without regard to revenue or market capitalization; (ii) S&P 500 corporations with similar pre-tax profit amounts; and (iii) S&P 500 corporations with similar revenue amounts. These comparative groups fluctuate annually based on performance. The Compensation Committee also periodically reviews the effectiveness of our overall executive compensation program; this review may include the assistance of an independent consultant that is retained by, and reports directly to, the Compensation Committee.
Principal Components of Executive Compensation
      The three principal components of our executive compensation program are base salary, annual incentive bonus opportunities and stock options.
          Base Salaries

Each executive officer’s base salary is reviewed annually and is subject to adjustment on the basis of individual, corporate and, in some instances, business unit performance. Other factors weighed include competitive, inflationary and market survey considerations, as well as salaries for comparable positions, relative levels of responsibility, amount of business experience and future potential.
          Incentive Bonus

Incentive bonus payments for executive officers were made at the end of fiscal year 2005 based upon the achievement of some or all of the following: consolidated financial criteria (which can include consolidated revenues, consolidated earnings before interest and taxes, consolidated pre-tax earnings, consolidated earnings per share and free cash flow (measured as operating cash flow less capital expenditures and additions to other intangible assets)), and business unit financial criteria. Such criteria and goals are established by our CEO, subject to our approval, at the beginning of each fiscal year. For fiscal year 2005, executive officers were eligible to receive maximum bonuses of between 100% and 250%

of salary provided the set goals and criteria were met. During fiscal year 2005, we achieved approximately 53% of such measures of consolidated financial criteria.

          Stock Incentive Plans

We administer the 1997 Stock Incentive Plan (“Stock Option Plan”). We approve the individuals eligible to receive grants of options under the Stock Option Plan, the type of option granted, the number of shares of Class A common stock subject to a grant and the terms of the grant, including exercise price, exercise date and any restrictions on exercise.

The Stock Option Plan also provides for the issuance of stock purchase rights. If we determine to grant a stock purchase right, we will advise the recipient of the grant, of the terms and conditions of the grant, including any restrictions on the grant, the number of shares subject to the grant, the exercise price of the grant and the time within which the grant must be accepted by the recipient. The maximum amount of time that a recipient may have to accept the grant is 30 days. There have been no stock purchase rights granted through June 30, 2005.

The Corporate Governance Guidelines initially adopted by the Board of Directors on September 11, 2003 includes a provision prohibiting re-pricing of stock options. A copy of the current Corporate Governance Guidelines is attached hereto as Appendix A.
Perquisites
      The Compensation Committee reviews and approves any perquisites offered to executives. The company offers the Executive Benefit Plan to promote the health and well-being of the executives, maximize the value of the compensation provided by the company and minimize the time that executives spend managing personal affairs. In addition, the company provides additional long-term disability coverage for certain of our executive officers in addition to the standard policy provided to each of our employees.
Severance Agreements
      The company has entered into severance or change-in-control employment agreements with each of its executive officers. Additional information on these and other arrangements with the company’s “named executive officers” is set forth under “Director and Executive Compensation” above.
CEO Compensation
      We determined the base salary, bonus and other compensation for the CEO, based upon the company’s financial performance, and upon the contribution, performance, and the pay levels of similarly positioned executives in comparable companies. Evaluation of these factors is subjective, and no fixed, relative weights are assigned to the criteria considered.
      During fiscal year 2005, Mr. Rich earned a salary of $750,000 and received a cash bonus of $790,308. The bonus paid to Mr. Rich reflected our achievement of slightly more than fifty percent of the objective goals on which Mr. Rich’s bonus was based for fiscal year 2005. During fiscal year 2005, Mr. Rich was awarded options to purchase shares of our Class A common stock on two occasions, 100,000 options as part of the company’s general option grant to officers in July 2004 and an additional 400,000 options in March 2005 related to the acquisition of the human resources outsourcing and consulting business of Mellon Financial Corporation. The company’s operating results for fiscal year 2005 include revenue in excess of $4.35 billion, new business signings representing approximately $700 million of annualized revenues and gains in certain other key financial metrics. In fiscal year 2005, Mr. Rich has been instrumental in the company’s growth through strong BPO and ITO new business signings, more disciplined operating performance and positioning the company as a leader in BPO services, including strengthened human resources capabilities.
      Pursuant to an Agreement dated September 30, 2005, Mr. Rich resigned as a director and CEO of the company effective as of September 29, 2005. The agreement regarding compensation and other amounts to be paid during the remainder of fiscal year 2006 to Mr. Rich is set forth in the Proxy in the section entitled “DIRECTOR AND EXECUTIVE COMPENSATION”.
      Mr. King was appointed President and CEO of the company as of September 29, 2005. Mr. King’s annual base salary will increase to $750,000 effective October 1, 2005. Mr. King’s bonus percentage will range from zero to 200% (the same percentage as provided for the CEO for fiscal year 2005). In determining Mr. King’s compensation package for fiscal year 2006, we considered (i) an internally prepared analysis of compensation paid to executives in the S&P 500 and the computer services group of companies that are our peers based on various criteria (including revenue, pre-tax profit in the outsourcing industry) and from regional and national industry surveys, (ii) our internal analysis of compensation paid to the company’s executive officers, and (iii) the company’s positioning in the business process outsourcing marketplace. Mr. King’s salary and bonus for fiscal year 2006, assuming achievement of all of the objective performance criteria on which his bonus is based, is approximately the 50th percentile for company CEO’s in the internally prepared analysis of compensation paid to executives in the S&P 500 that are peers of the company based on revenue as well as approximately the 50th percentile for our peers based on pre-tax profit.
Deductibility of Executive Compensation
      Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid to certain executives of public companies with the exception of certain “performance-based” compensation. Our goal is to structure as many components of any officers’ compensation so that it qualifies as “performance-based” to the extent it is in the best interests of the company and its stockholders. However, certain forms and amounts of compensation may exceed the $1 million deduction limitation from year to year.

Submitted by the Compensation Committee
of the Board of Directors:

JOSEPH P. O’NEILL (Chairman)
J. LIVINGSTON KOSBERG

REPORT OF THE AUDIT COMMITTEE
      The Audit Committee of the Board of Directors was comprised of Messrs. Rossi, O’Neill, Kosberg and McCuistion during fiscal year 2005, each of whom was an independent director as defined by the current New York Stock Exchange Listing Standards. The Audit Committee has adopted a revised written charter which was approved by the Board of Directors on September 11, 2003. The Audit Committee has reviewed and discussed our audited financial statements with management, which has primary responsibility for the financial statements and management’s evaluation and assessment of the effectiveness of internal control over financial reporting. PricewaterhouseCoopers LLP (PwC), our independent registered public accounting firm for fiscal year 2005, is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles and attesting to the assessment of management on the effectiveness of internal control over financial reporting. The Audit Committee has discussed with PwC the financial statement audit, the audit of management’s assessment of the effectiveness of internal controls over financial reporting and all other matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees). PwC has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, as amended (Independence Discussions With Audit Committees), and the Audit Committee discussed PwC’s independence with PwC. The Audit Committee also concluded that PwC’s provision of non-audit services is compatible with PwC’s independence.
      Based on the considerations referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal year 2005 and that PwC be appointed our independent registered public accounting firm for our fiscal year 2006.

Submitted by the Audit Committee
of the Board of Directors:

FRANK A. ROSSI (Chairman)
JOSEPH P. O’NEILL
J. LIVINGSTON KOSBERG
DENNIS MCCUISTION

COMPARISON OF TOTAL CUMULATIVE RETURN FROM JUNE 30, 2000
THROUGH JUNE 30, 2005 OF
AFFILIATED COMPUTER SERVICES, INC. CLASS A COMMON STOCK,
STANDARD & POOR’S 500 SOFTWARE & SERVICES INDEX
AND THE STANDARD & POOR’S 500 STOCK INDEX

	06/30/2000	06/30/2001	06/30/2002	06/30/2003	06/30/2004	06/30/2005

ACS	100	217	287	276	320	309
Standard & Poor’s 500 Stock Index	100	85	70	70	83	88
Standard & Poor’s 500 Software & Services Index	100	73	47	48	56	56
      Note: The graph above compares the total cumulative return of our Class A common stock from June 30, 2000 through June 30, 2005 with the Standard & Poor’s 500 Software & Services Index and the Standard & Poor’s 500 Stock Index.
      The graph assumes the investment of $100 on June 30, 2000 and the reinvestment of all dividends. The stock price performance shown on the graph is not necessarily indicative of future stock performance.
      THE ABOVE REPORTS OF THE COMPENSATION COMMITTEE AND AUDIT COMMITTEE AND THE STOCK PERFORMANCE GRAPH WILL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH OR INCORPORATED BY REFERENCE INTO ANY FILING BY US UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT WE SPECIFICALLY INCORPORATE SUCH REPORT OR GRAPH BY REFERENCE.
Compensation Committee Interlocks and Insider Participation
      During fiscal year 2005, the Compensation Committee was composed of Joseph P. O’Neill and J. Livingston Kosberg. No member of the Compensation Committee was an officer or employee of ours or any of our subsidiaries. None of our executive officers served on the Board of Directors or on the compensation committee of any other entity, for which any officers of such other entity served either on our Board or on our Compensation Committee. For information on insider participation, see “Certain Transactions.”

CERTAIN TRANSACTIONS
      Prior to July 2002, we held a minority preferred stock interest in DDH Aviation, Inc., a corporate airplane brokerage company organized in 1997 (as may have been reorganized subsequent to July 2002, herein referred to as “DDH”). Our Chairman owns a majority voting interest in DDH and our President and General Counsel, along with our Chairman were directors of DDH. At June 30, 2002, DDH had a $48 million line of credit with Citicorp USA, Inc., for which we and our Chairman, in exchange for warrants to acquire additional voting stock, acted as partial guarantors. In addition, we obtained access to corporate aircraft at favorable rates in consideration of our guaranty. We had guaranteed up to approximately $11.5 million of the line of credit and our Chairman guaranteed up to approximately $17.5 million of the line of credit.
      In July 2002, our Chairman assumed in full our guaranty obligations to Citicorp and Citicorp released in full our guaranty obligations. Our minority preferred stock interest and warrants (with a recorded value of $100,000 at June 30, 2002) in DDH were cancelled. We have no further ownership interest in DDH. Our officers, other than the Chairman, are no longer directors of DDH. As partial consideration for the release of our corporate guaranty, we entered into an agreement to provide certain administrative services to DDH at no charge until such time as DDH meets certain specified financial criteria. In the first quarter of fiscal year 2003, we purchased $1 million in prepaid charter flights at favorable rates from DDH. As of June 30, 2005 and 2004, we had $0.6 million and $0.7 million, respectively, remaining in prepaid flights with DDH. We made no payments to DDH during fiscal years 2005 and 2004.
      During fiscal year 2005 we purchased $8,967,000 of office products and printing services from Prestige Business Solutions, Inc., a supplier owned by our Chairman’s daughter-in-law. These products and services were purchased on a competitive bid basis in substantially all cases. We believe this relationship has allowed us to obtain these products and services at quality levels and costs more favorable than would have been available through alternative market sources.
      We currently employ over 52,000 employees and actively recruit qualified candidates for our employment needs. Relatives of our executive officers and other employees are eligible for hire by us. We currently have 13 employees who receive more than $60,000 in annual compensation who are related to our executive officers, including executive officers who are also directors. These are routine employment arrangements entered into in the ordinary course of business and the compensation of each such family member is commensurate with that of their peers. None of our executive officers have a material interest in any of these employment arrangements. All of these family members are at levels below senior vice president except Thomas Blodgett who is the brother of Lynn Blodgett, our Executive Vice President and Chief Operating Officer. Thomas Blodgett is employed as our Senior Vice President and Senior Managing Director — Shared Services for our Commercial Solutions Group and earned $603,354 in base salary and bonus compensation and was granted 120,000 stock options for fiscal year 2005. During fiscal year 2005, Thomas Blodgett reported organizationally to Lynn Blodgett, but all performance evaluations and compensation decisions involving Thomas Blodgett were made exclusively by Mark King, our President and Chief Executive Officer. The annual compensation for the remaining 12 employees ranges from approximately $72,400 to $333,200.
      All new or continuing related party transactions will be reviewed by our Board of Directors, the Nominating and Corporate Governance Committee or the Compensation Committee, as appropriate, to ensure the transactions are fair to us.
STOCKHOLDERS PROPOSALS FOR 2006 ANNUAL MEETING
      If any of our stockholders intends to present a proposal for consideration at the 2006 Annual Meeting of Stockholders, including the nomination of directors, and desires to have such proposal in the proxy statement and form of proxy distributed by the Board of Directors with respect to such meeting, such proposal must be received at our principal executive offices, 2828 North Haskell Avenue, Dallas, Texas 75204, Attention: William L. Deckelman, Jr., Corporate Secretary, not later than May 29, 2006. In addition, stockholders who wish to have their nominees for election to the Board of Directors considered by the Nominating and

Corporate Governance Committee must comply with the requirements set forth on page 8 of this proxy statement.
      If any of our stockholders intends to present a proposal for consideration at the 2006 Annual Meeting of Stockholders, including the nomination of directors, without inclusion of such proposal in the proxy statement and form of proxy, such stockholder must provide notice to us of such proposal. In accordance with Section 8(c) of our Bylaws, in order to be timely submitted for the 2006 Annual Meeting of Stockholders, we must receive the notice no sooner than April 29, 2006, but not later than May 29, 2006. We must receive such notice at our principal executive offices, 2828 North Haskell Avenue, Dallas, Texas 75204, Attention: William L. Deckelman, Jr., Corporate Secretary. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority with respect to proxies.

By Order of the Board of Directors

William L. Deckelman, Jr.
Corporate Secretary
September 30, 2005

APPENDIX A
CORPORATE GOVERNANCE GUIDELINES
ADOPTED BY THE BOARD OF DIRECTORS
OF
AFFILIATED COMPUTER SERVICES, INC.
RESTATED AUGUST 10, 2005
      The following restated Corporate Governance Guidelines (the “Guidelines”) were adopted by the Board of Directors (the “Board”) of Affiliated Computer Services, Inc. (the “Company”) on August 10, 2005. The purpose of the Guidelines is to assist the Board in maintaining effective corporate governance practices for the long-term benefit of the Company’s stockholders. The Guidelines formalize certain practices followed by the Board since the Company’s formation, and also establish new governance practices the Board has implemented to strengthen the Company’s corporate governance and to comply with listing standards of the New York Stock Exchange and other legal requirements. The Board intends to review the Guidelines periodically and revise the Guidelines as the Board deems appropriate in light of continuing developments in corporate governance principles.
Board Role and Responsibilities
      1.     Role and Responsibilities of the Board. The primary role of the Board is to exercise its business judgment to promote the long-term interests of the Company’s stockholders. The Board provides strategic direction to the Company and oversight of management in the performance of the Company’s business activities. The Board’s responsibilities include:

•	Review, approval and monitoring of the Company’s significant financial and business strategies as developed by management;

•	Review and approval of material transactions and corporate activities not entered into in the ordinary course of business;

•	Assessment of material risks facing the Company and review of management’s plans for mitigating such risks;

•	Evaluation of performance and compensation of the CEO and oversight of CEO succession planning;

•	Oversight of the evaluation of performance and compensation of executive management; and

•	Oversight of the Company’s processes and practices for ensuring the Company’s compliance with laws and the integrity of the Company’s financial reporting, internal controls, and public disclosure.
      2.     Responsibilities of Individual Directors. In addition to the qualifications required of individual Company directors described in the Guidelines, directors are expected to understand the Company’s businesses and markets, to regularly attend and be prepared for Board and committee meetings, and to actively participate in board discussions and decisions. Directors are expected to proactively promote the best interests of the Company and to be generally available between formal meetings for advice and consultation on matters of importance to the Company.
      3.     Ethics and Conflicts of Interest. Directors are expected to act ethically at all times and to adhere to the Company’s Business Code of Conduct when they are representing or acting on behalf of the Company. If a director develops an actual or potential conflict of interest with the Company, the director must report the conflict immediately to the Chairman of the Board’s Audit Committee and the Company’s General Counsel. If a significant conflict exists and cannot be resolved between such director and the Board, the director should resign. All directors must recuse themselves from any decision affecting their personal, business or professional interests.

Board Composition
      4.     Majority of Independent Directors. The Board will have a majority of members who meet the applicable independence requirements of the New York Stock Exchange and any applicable law. The Board’s Nominating and Corporate Governance Committee will review the independence of each director under the applicable requirements annually and will present its findings and recommendations to the Board. In conducting its review the Nominating and Corporate Governance Committee will consider that Board members’ independence may be jeopardized if Board compensation exceeds appropriate levels, if the Company makes substantial charitable contributions to organizations with which a Board member is affiliated, or if the Company enters into material consulting arrangements with (or provides other indirect forms of compensation to) a director or an organization with which a director is affiliated. Based on these findings and recommendations the Board will affirmatively determine whether each director is independent under the applicable requirements and the Company will publicly disclose such determinations in accordance with the requirements of the New York Stock Exchange or applicable law.
      5.     Board Size. The Company’s Certificate of Incorporation, as amended, provides that the Board shall consist of not fewer than three or more than fifteen members (with the exact number to be determined by the Board). The Board should be neither too small to maintain the needed expertise and independence, nor too large to function effectively. However, from time to time, the Board will evaluate its size and determine whether changing circumstances warrant a change in the size of the Board.
      6.     Board Leadership. The Chairman of the Board will preside at all meetings of the Company’s stockholders and the Board. The Chairman of the Board position and the Chief Executive Officer position are held at this time by separate individuals. The Company’s current Chairman of the Board serves in that position during the term of his employment agreement with the Company. If for any reason he should cease to serve in that position, the Company’s bylaws provide that the Chairman of the Board would be chosen by the remaining directors. If the Chairman of the Board is a management director, the non-management directors may recommend a director from themselves to be the designated “Lead Independent Director.” The Board must approve any such recommendation of a Lead Independent Director to complete the appointment. The Lead Independent Director, if any, will preside at all executive session meetings of the non-management directors. In the absence of a Lead Independent Director, the Chairman of the Nominating and Corporate Governance Committee will preside at all executive session meetings of the non-management directors.
      7.     Nomination and Selection of Directors. Directors are elected each year by the Company’s stockholders at the Annual Meeting of Stockholders. The Board’s Nominating and Corporate Governance Committee is responsible for identifying, screening and recommending a qualified slate of nominees for election to the Board. The Nominating and Corporate Governance Committee may, in the exercise of its discretion, actively solicit nominee candidates; however, nominee recommendations submitted by other directors or stockholders will be considered. The slate of nominees proposed by the Nominating and Corporate Governance Committee is subject to approval by the Chairman of the Board under his employment agreement with the Company as permitted by New York Stock Exchange rules. Any vacancies occurring in non-management director positions between annual stockholder meetings are filled by the Board and vacancies in director positions held by management are filled by the Chairman of the Board.
      To be considered by the Nominating and Corporate Governance Committee, a nominee for the Board by a stockholder must (i) be received by the Board no later than the date that is not more than 150 calendar days, nor less than 120 calendar days, prior to the date that the Company’s proxy statement was released to its stockholders for the previous year’s annual meeting and (ii) meet the Board Qualification criteria set forth in paragraph 8 of these Guidelines. Each recommendation must include (i) the nominee’s name, (ii) a resume or curriculum vitae for the nominee, (iii) a summary of how such nominee meets the Board Qualification criteria set forth in paragraph 8 of these Guidelines; and (iv) the name of the stockholder submitting the nominee and number of Company shares held.
      All submissions should be made pursuant to the procedure for stockholders to communicate with the Board provided on the Company’s web site.

      8.     Board Qualifications. The Nominating and Corporate Governance Committee establishes the qualifications for directors and reviews such qualifications with the Board annually. The Nominating and Corporate Governance Committee seeks candidates who have the background, skills and expertise to make a significant contribution to the Board, the Company and its stockholders. Candidates nominated for election or reelection to the Board should possess the following qualifications:

•	Sound personal and professional integrity;

•	An inquiring and independent mind;

•	Practical wisdom and mature judgment;

•	Broad training and experience at the policy-making level in business, finance and accounting, government, education or technology;

•	Expertise that is useful to the Company and complementary to the background and experience of other Board members, so that an optimal balance of Board members can be achieved and maintained;

•	Willingness to devote the required time to carrying out the duties and responsibilities of Board membership;

•	Commitment to serve on the Board for several years to develop knowledge about the Company’s businesses;

•	Willingness to represent the best interests of all stockholders and objectively appraise management performance; and

•	Involvement only in activities or interests that do not conflict with the director’s responsibilities to the Company and its stockholders.
      9.     Extending Invitation to Potential Director. The invitation to a prospective Board member to join the Board will be extended by the Chairman of the Board following the qualification and selection of the nominee in accordance with the procedures described in paragraph 7 above.
      10.     Retirement. The Board does not have a mandatory retirement policy for directors. The Board believes that factors such as the age of a director will be appropriately considered by the Nominating and Corporate Governance Committee on an annual basis. However, the Board will continue to review this issue and could in the future determine that a mandatory retirement policy is appropriate.
      11.     Resignations; Changes in a Director’s Principal Business Activities. Any director who is also an officer of the Company shall submit a letter of resignation to the Board upon any termination of employment as an officer of the Company. Any non-management director who experiences a significant change in the director’s principal business or other activity in which the director was engaged at the time of the director’s election will consult with the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee and will offer to resign as a director. The Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee will review the circumstances, determine whether resignation from the Board is appropriate, and recommend a course of action to the Board.
      12.     Term Limits. The Board does not have a term limits policy for length of service as a director. The absence of term limits allows the Company to retain directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole.
      13.     Service on Other Boards and Other Commitments. Service as a director of the Company is a significant commitment in terms of both time and responsibility. Accordingly, each director is encouraged to limit the number of other public or private company boards on which the director serves and to be mindful of the director’s other existing and planned commitments, so that such other directorships and commitments do not materially interfere with the director’s service as an effective and active member of the Company’s Board. The Board has adopted a policy that directors should not serve as a director of more than four public companies in addition to the Board. Directors must advise the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another public company board or significant private company board.
Board Operation
      14.     Scheduling Board Meetings. The Chairman of the Board in consultation with other directors will determine the timing and length of Board meetings. The Board expects that a minimum of four regular meetings per year, one in each fiscal quarter, is desirable for the performance of the Board’s responsibilities. In addition to regularly scheduled meetings, special Board meetings may be called at any time in accordance with the procedures set forth in the Company’s bylaws to address specific needs of the Company.
      15.     Establishing Board Meeting Agendas. The Chairman of the Board in consultation with executive management will establish the agenda for each Board meeting. Each Board member is free to suggest the inclusion of items on the agenda, request the presence of or a report by any member of the Company’s management, or raise at any Board meeting subjects that are not on the agenda for that meeting.
      16.     Meeting Attendance and Preparation. Directors are expected to attend the annual meeting, all Board meetings and meetings of committees on which they serve, to spend the time needed to review materials in advance of such meetings, to participate in such meetings, and to meet as frequently as necessary to properly discharge their responsibilities. In advance of each Board meeting and Board committee meeting, directors will receive the meeting agenda and other materials important to the Board’s understanding of the matters to be considered. In addition, periodically directors will receive and should review materials designed to keep them well informed as to the most significant aspects of the Company’s business, performance and prospects.
      17.     Access to Management. Each director has complete and open access to the Company’s executive management. Directors should inform the Chairman of the Board of any material issues they believe should be addressed directly with executive management. In addition, the Board encourages, or may require, the attendance of executive management at Board and committee meetings in order to brief the Board and its committees on particular topics. The Board encourages the Company’s executive management to offer presentations at such meetings by managers who can provide additional insight into items being considered or who have potential for greater responsibility and should be given exposure to the Board.
      18.     Access to Independent Advisors. The non-management directors as a group and each of the Board’s committees have the authority to retain at any time, at the expense of the Company, independent legal, financial or other advisors if they determine such independent advice is necessary, appropriate and in the best interests of the Company and its stockholders.
      19.     Executive Sessions of Non-Management Directors. Non-management directors will meet without management present at least twice annually at regularly scheduled executive sessions and at such other times as they may deem necessary or appropriate. The Lead Independent Director (and in the absence of a Lead Independent Director, the Chairman of the Nominating and Corporate Governance Committee) will preside at these meetings and, as appropriate, will report the results of the meetings to the Chairman of the Board or invite the Chairman of the Board to join the executive sessions for further discussion.
      20.     External Communication. The Board believes that it is the responsibility of the Company’s executive management to speak on behalf of the Company to stockholders, analysts, the media, customers, suppliers or employees. If comments from or on behalf of the Board are appropriate under the circumstances, they should, in most cases, be made by the Chairman of the Board or his designee. In those instances in which it is necessary for an individual director to speak with such outside constituencies, it is expected that the director will do so only with the knowledge of the Chairman of the Board and, absent unusual circumstances, only at the request of the Chairman of the Board.
      21.     Annual Performance Evaluation. The Nominating and Corporate Governance Committee will establish appropriate performance criteria and processes for, and implement and oversee, an annual performance evaluation of each director, each committee of the Board, and the Board as a whole. The

Nominating and Corporate Governance Committee will report the results of these evaluations to the Board and identify opportunities to improve the effectiveness of the Board and its Committees.
      22.     New Director Orientation; Continuing Education. The Nominating and Corporate Governance Committee will develop and oversee an orientation program for new directors. The orientation process will include comprehensive information about the Company’s businesses and financial performance, as well as the policies, procedures and responsibilities of the Board and its committees. New directors will also meet with senior management and will have the opportunity to visit Company facilities. In addition, the Company will facilitate the participation of directors in relevant continuing education programs when requested by a director or when the Board concludes that such education would be of significant benefit to a director.
Board Committees
      23.     Board Committees and Responsibilities. The Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Special Transactions Committee. The Board may, from time to time, establish or maintain additional committees as necessary or appropriate. The Board has adopted charters for each committee setting forth the purpose and responsibilities of the committee. Each committee will report to the Board on its meetings and activities at the next regularly scheduled meeting of the Board or as appropriate.
      24.     Independent Director Committee Members. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are comprised solely of directors who meet the applicable independence requirements of the New York Stock Exchange and any applicable law.
      25.     Assignment of Committee Members. The Nominating and Corporate Governance Committee will make annual recommendations to the Board for committee appointments. In selecting committee members the Nominating and Corporate Governance Committee and the Board will consider several factors, including each director’s interests, tenure and subject-matter expertise; the need for both continuity and fresh ideas and perspectives; and applicable requirements of the Securities and Exchange Commission, Internal Revenue Service, New York Stock Exchange and other legal requirements.
      26.     Limit on Audit Committee Memberships. Given the significant time demands and responsibilities of serving on a public company audit committee, the Board has established a policy that no member of the Audit Committee may serve on more than two other public company audit committees.
      27.     Committee Meeting Frequency, Length and Agendas. The Chairman of each Board committee, in consultation with the committee members and appropriate members of management, will determine the frequency and length of committee meetings and develop the agenda for each committee meeting. However, the Board expects that the Audit Committee will meet at least eight times per year, or twice quarterly, to review financial results prior to earnings release and in conjunction with the quarterly Board meetings to review matters as deemed appropriate. The Chairman of the Board may participate in any committee meeting except when such participation would present a conflict of interest or the meeting is a non-management executive session of the committee.
Board Compensation and Stock Ownership
      28.     Compensation of Directors. The Board, upon the recommendation of the Compensation Committee, will establish the form and amount of compensation to be paid to non-management directors. Directors who are also employees of the Company receive no additional compensation for serving on the Board. The Compensation Committee will conduct an annual review of Board compensation, which will include information obtained from one or more third-party reports or surveys in order to compare the Company’s Board compensation practices with those of other public companies in the Company’s peer group or of comparable size.
      29.     Stock Ownership Guidelines. The Board believes that significant direct ownership of Company stock (excluding unexercised stock options) by directors aligns their interests with the interests of the Company’s stockholders. Accordingly, the Board has established stock ownership guidelines for the directors.

Management Review and Succession Planning
      30.     Annual Compensation Review of Executive Management. The Compensation Committee, in consultation with the Chairman of the Board, will annually approve the goals and objectives for compensating the Chief Executive Officer. The Compensation Committee and the Chairman of the Board will evaluate the CEO’s performance in attaining these goals before setting the CEO’s salary, bonus and other incentive and equity compensation. The Compensation Committee, in consultation with the Chairman of the Board, will also annually approve the compensation structure for the Company’s other executive management and will evaluate the performance of these officers in attaining these goals before setting the salary, bonus and other incentive and equity compensation for executive management. The salary, bonus and other incentive and equity compensation of the Chairman of the Board is determined annually under his employment agreement with the Company.
      31.     Succession Planning and Management Development. The Nominating and Corporate Governance Committee, in consultation with the Chairman of the Board, will make an annual report to the Board on succession planning. The Board will work with the Nominating and Corporate Governance Committee and the Chairman of the Board to evaluate potential successors to the position of Chief Executive Officer and other members of executive management and to establish policies regarding succession in the event of an emergency or retirement of the Chief Executive Officer.
Other Practices
      32.     Policies Relating to Auditors. The Company will request annually that the stockholders ratify the Audit Committee’s selection of auditors. In addition, the Audit Committee has adopted a policy that it will rotate from its current auditors to new auditors within the next five years and thereafter auditors will be rotated every ten years, at minimum, subject to the Audit Committee’s evaluation of circumstances at the time and any determination by the Audit Committee that such rotation would not be in the best interests of the Company and its stockholders.
      33.     Stock Ownership Guidelines. The Board believes that significant direct ownership of Company stock (excluding unexercised stock options) by executive management of the Company aligns their interests with the interests of the Company’s stockholders. Accordingly, the Board has established stock ownership guidelines for executive management.
      34.     Personal Loans Prohibition. The Company will not extend or maintain credit, arrange for the extension of credit, or renew an extension of credit, in the form of a personal loan to or for any director or member of the Company’s executive management.
      35.     No Repricing of Stock Options. The Company will not reprice stock options for any reason (including, without limitation, by canceling an outstanding option and replacing such option with a new option with a lower exercise price).
      36.     Guidelines Disclosed in Proxy; Web Site Posting. These Guidelines will be disclosed every third year in the Company’s proxy report. In addition, these Guidelines, the charters for the Audit, Compensation, and Nominating and Corporate Governance Committees, the Company’s Code of Business Conduct, and other relevant corporate governance information will be posted for public access on the Company’s web site.

AFFILIATED COMPUTER SERVICES, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
OCTOBER 27, 2005
SOLICITED BY THE BOARD OF DIRECTORS
     The undersigned stockholder of Affiliated Computer Services, Inc., a Delaware corporation (the “Corporation”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement each dated September 30, 2005 and the Corporation’s Annual Report and hereby appoints Mark A. King, Lynn R. Blodgett and William L. Deckelman, Jr., or any of them, as proxies and attorneys-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Corporation to be held at Cityplace Conference Center, 2711 North Haskell Avenue, Dallas, Texas 75204, on October 27, 2005 at 11:00 a.m., Dallas, Texas time, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth in the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, and in their discretion upon any other business or matters that may properly come before the meeting or any adjournment or adjournments thereof:
(Continued and to be signed on the reverse side)

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Please mark
your votes as	☒
indicated in
this example

FOR all nominees
listed below
		(except as	WITHHOLD
		indicated below)	(for all)
1.	To elect seven (7) Directors to serve until the Annual Meeting of Stockholders for fiscal year 2006 or until their successors are duly elected and qualified.	☐	☐

If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below.

Nominees: Darwin Deason; Mark A. King; Lynn R. Blodgett; Joseph P. O’Neill; Frank A. Rossi; J. Livingston Kosberg; Dennis McCuistion

		FOR	AGAINST	ABSTAIN
2.	To approve the performance-based incentive compensation for the Corporation’s executive officers.	☐	☐	☐

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for fiscal year 2006.	☐	☐	☐

4.	To retain an investment banker to develop a recapitalization plan.	☐	☐	☐

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE APPROVAL OF THE PERFORMANCE-BASED INCENTIVE COMPENSATION FOR THE CORPORATION’S EXECUTIVE OFFICERS, FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2006, FOR RETAINING AN INVESTMENT BANKER TO DEVELOP A RECAPITALIZATION PLAN AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MAT- TERS AS MAY PROPERLY COME BEFORE THE MEETING.

STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS MAY VOTE IN PERSON EVEN THOUGH THEY PREVIOUSLY MAILED THIS PROXY.

SIGNATURE(s)                                                                                                                                  DATED:                                            , 2005
(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

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